Exhibit 5

650 Town Center Drive, 20th Floor Costa Mesa, California 92626-1925 Tel: +714.540.1235 Fax: +714.755.8290 www.lw.com

FIRM / AFFILIATE OFFICES
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July 13, 2007 Amgen Inc. One Amgen Center Drive Thousand Oaks, California 91320-1799 Attn: Board of Directors	London Los Angeles Madrid Milan Moscow Munich	San Francisco Shanghai Silicon Valley Singapore Tokyo Washington, D.C.

Re:	Registration Statement on Form S-8; 39,004,486 shares of Common
Stock, par value $0.0001 per share

Ladies and Gentlemen:

We have acted as special counsel to Amgen Inc., a Delaware corporation (the “Company”), in connection with the registration of 39,004,486 shares of common stock, $0.0001 par value per share (the “Shares”), issuable under the Amgen Inc. Amended and Restated 1991 Equity Incentive Plan (the “Plan”), under the Securities Act of 1933, as amended (the “Act”), on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) on the date hereof. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as to the validity of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies. With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any other local agencies within any state.

Subject to the foregoing, it is our opinion that as of the date hereof, the Shares have been duly authorized by all necessary corporate action of the Company, and, upon issuance of the Shares in accordance with the terms of the Plan and Registration Statement, and subject to the

July 13, 2007

Company completing all action and proceedings required on its part to be taken prior to the issuance of the Shares pursuant to the terms of the Plan and the Registration Statement, including, without limitation, delivery and payment therefor of legal consideration in excess of the aggregate par value of the Shares issued, such Shares will be validly issued, fully paid and nonassessable securities of the Company.

With your consent, we have assumed for purposes of the opinion paragraph above that: (i) some of the Shares will be delivered through the Depository Trust Company’s automated system for deposits and withdrawals of securities, (ii) the issuance of the Shares will be recorded in the books of the Company, and (iii) the Company will comply with all applicable notice requirements of Section 151 of the DGCL.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP